CERTIFICATE OF OWNERSHIP AND MERGER
OF
WEBXU, INC.,
(a Delaware corporation)

IN CONNECTION WITH A MERGER WITH

CST HOLDING CORP.
(a Colorado corporation)

October 14, 2011

Pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), the undersigned, the duly elected and acting Chief Executive Officer of Webxu, Inc., a Delaware corporation (the “Subsidiary” or “Surviving Corporation”), hereby certifies to the following information relating to the merger of the parent corporation, CST Holding Corp., a Colorado corporation (the “Parent”) with and into the Subsidiary (the “Merger”):

FIRST:	The Parent was incorporated in the State of Colorado on May 30, 2007.

SECOND:	The Subsidiary was incorporated in the State of Delaware on July 16, 2010.

THIRD:	The Parent owns all of the issued and outstanding shares of the capital stock of the Subsidiary, which consists of a total of [100] shares of common stock, par value $0.001 per share.

FOURTH:	Parent is hereby merged with and into the Subsidiary, with the Subsidiary as the Surviving Corporation.

FIFTH:The Merger was authorized, adopted, and approved by the board of directors of the Parent by unanimous written consent dated August 15, 2011, and accordingly has been authorized, adopted, and approved in accordance with the Parent’s bylaws and articles of incorporation (the “Governing Documents”) and the laws of Colorado.  Holders of a majority of outstanding shares of common stock of Parent approved the Merger by written consent dated August 26, 2011, and accordingly the Merger has been approved by the requisite shareholders of the Parent in accordance with the Parent’s Governing Documents and the laws of Colorado.  The requisite officers of the Parent have acknowledged, certified, and executed the documents relating to the Merger on behalf of Parent in accordance with the Parent’s Governing Documents and the laws of Colorado.

SIXTH:The board of directors of the Parent duly adopted the following resolutions by written consent dated August 15, 2011 in connection with the Merger:

“WHEREAS, in a second step transaction, the Corporation proposes to merge with and into Webxu, with Webxu as the surviving entity, and adopt the name of Webxu, Inc., as its own (the “Second Step Merger”);

WHEREAS, the Board of Directors has determined that it is advisable, desirable and in the best interest of the Corporation to effectuate the Second Step Merger, pursuant to which its wholly-owned subsidiary, Webxu will be merged with and into the Corporation, with Webxu continuing as the surviving corporation upon the filing of a certificate of ownership and merger (the “Merger Certificate”); and

 WHEREAS, the Board of Directors has determined that it is advisable, desirable and in the best interest of the Corporation to effectuate the Second Step Merger, by approving an agreement and plan of merger (the “Merger Agreement”);

NOW, THEREFORE, BE IT:

RESOLVED, each share of common stock, par value $0.001 per share, of the Corporation (the “Company Common Stock”) outstanding immediately prior to the effective time of the merger shall, by virtue of the Second Step Merger and without any action on the part of the holders thereof, be converted into the right to receive one (1) share of common stock of the Webxu (“Webxu Stock”);

RESOLVED, that upon the filing of the Merger Certificate of the transactions contemplated thereby, be, and they hereby are, in all respects approved; and that the officers of the Corporation be, and they hereby are, authorized and directed to execute and deliver, in the name and on behalf of the Corporation, said Merger Certificate;

RESOLVED, that the officers of the Corporation be, and they hereby are, authorized and directed to effect the Merger and, in accordance with Section 267 of the Delaware General Corporation Law (“DGCL”) to change the Corporation’s name to “Webxu, Inc.””

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Ownership and Merger as of the date first written above.

WEBXU, INC.
a Delaware corporation

/s/ Matt Hill
Matt Hill
President and Chief Executive Officer